NEWS RELEASE
FOR IMMEDIATE RELEASE

Pacira Reports Preliminary Net EXPAREL® Sales of $80.4 Million for Second Quarter of 2018

Increase of 15% underscores growing market adoption

PARSIPPANY, N.J., July 10, 2018 - Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today reported preliminary EXPAREL® (bupivacaine liposome injectable suspension) net product sales of $80.4 million for the second quarter of 2018, a 15 percent increase over EXPAREL net product sales of $69.8 million reported in the second quarter of 2017. During the second quarter of 2018, average daily sales grew 11 percent, 16 percent, and 18 percent for April, May, and June, respectively, compared with the prior year.

“We are excited to report another consecutive quarter of accelerating sales growth, representing the expanding adoption of EXPAREL as an integral component of multimodal, non-opioid pain management strategies in a variety of surgical procedures,” said Dave Stack, chairman and chief executive officer of Pacira. “Our Johnson & Johnson partnership is flourishing and we are continuing to see a high level of engagement and enthusiasm around the launch of EXPAREL as the first long-acting, single-dose nerve block for upper extremity surgeries with increasing demand from new and existing accounts. These robust results leave us highly confident in the near- and long-term growth outlook for EXPAREL as the only opioid-free, long-acting, local analgesic approved for both infiltration and nerve block for postsurgical pain.”

The financial information included in this press release is preliminary and subject to adjustment. It does not present all information necessary for an understanding of the company’s financial results for the second quarter of 2018. Pacira expects to report its complete financial results for the second quarter of 2018, along with financial guidance for 2018, during the company’s earnings call scheduled in August 2018.

About Pacira
Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) is a specialty pharmaceutical company dedicated to advancing and improving postsurgical outcomes for acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure and releases them over a desired period of time. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

Important Safety Information
EXPAREL is contraindicated in obstetrical paracervical block anesthesia. In clinical trials, the most common adverse reactions (incidence ≥10%) following EXPAREL administration were nausea, constipation, and vomiting. EXPAREL is not recommended to be used in the following patient population: patients <18 years old and/or pregnant patients. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. EXPAREL is not recommended for the following types or routes of administration: epidural, intrathecal, regional nerve blocks, or intravascular or intra-

articular use. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Formulations of bupivacaine other than EXPAREL should not be administered within 96 hours following administration of EXPAREL. Central Nervous System (CNS) Reactions: There have been reports of adverse neurologic reactions with the use of local anesthetics. These include persistent anesthesia and paresthesias. CNS reactions are characterized by excitation and/or depression. Cardiovascular System Reactions: Toxic blood concentrations depress cardiac conductivity and excitability which may lead to dysrhythmias sometimes leading to death. Allergic Reactions: Allergic-type reactions (eg, anaphylaxis and angioedema) are rare and may occur as a result of hypersensitivity to the local anesthetic or to other formulation ingredients. Chondrolysis: There have been reports of chondrolysis (mostly in the shoulder joint) following intra-articular infusion of local anesthetics, which is an unapproved use.

Forward Looking Statements
Any statements in this press release about the company’s future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL and the company’s other products; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; the company’s plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; the company’s commercialization and marketing capabilities; the company’s and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

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Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com